UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: June 17, 2015

(Date of earliest event reported)

Turtle Beach Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-35465	27-2767540
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Summit Lake Drive, Suite 100

Valhalla, New York 10595

(Address of principal executive offices)

914-345-2255

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On June 17, 2015, Turtle Beach Corporation (the “Company”) issued a subordinated note (the “Note”) with an aggregate principal amount of $3.0 million to SG VTB Holdings, LLC (“SG VTB”), the Company’s largest stockholder. In addition, prior to the maturity date of the Note, which is currently September 17, 2015 but may be extended up to two additional 90 day periods upon the written agreement of the Company and SG VTB (the “Maturity Date”), the Company may request that SG VTB make, in SG VTB’s sole discretion, additional advances from time to time up to an aggregate principal amount of $15.0 million. The Note bears interest at a rate of 10% per annum until the Maturity Date with interest accruing and being added to the principal amount of the Note quarterly. Following the Maturity Date, the Note will bear interest at a rate of 20% per annum. The Note is subordinated to all senior debt of the Company, including the Company’s obligations under its asset-based revolving credit facility (the “Credit Agreement”) with Bank of America, N.A. (“Bank of America”) and the other parties thereto.

In connection with entering into the Note, the Company also entered into a letter agreement with Bank of America whereby Bank of America, in its capacity as agent under the Credit Agreement, consented to the issuance of the Note (the “Bank of America Letter”).

The foregoing descriptions of the Note and the Bank of America Letter are not complete and are subject to, and qualified in their entirety by, the full text of the Note and the Bank of America Letter, respectively, which are attached to this Current Report as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

10.1	Subordinated Promissory Note, dated June 17, 2015, by and between Turtle Beach Corporation and SG VTB Holdings, LLC.

10.2	Letter, dated June 17, 2015, from Bank of America, N.A. to Turtle Beach Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 22, 2015	TURTLE BEACH CORPORATION

	By:	/s/ John T. Hanson
John T. Hanson
Chief Financial Officer